Exhibit 99.2

B & D Law Firm
10th Floor Botai Plaza, No.221 Wangjing Xiyuan
Chaoyang District, Beijing, 100102, P.R.C.
Tel: (86 10) 6478 9318 Fax: (86 10 ) 6478 9550
info@bdlawyer.com.cn www.bdlawyer.com.cn

March 31, 2015

To: Wowo Limited

Add: Third Floor, Chuangxin Building,

No. 18 Xinxi Road, Haidian District, Beijing,

People’s Republic of China

Dear Sirs,

We are qualified to practice law in the People’s Republic of China (the “PRC” which, for the purpose of this opinion only, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue the legal opinion on the laws and the regulations of the PRC.

We have acted as PRC counsel to Wowo Limited (the “Company”), a company incorporated under the laws of Cayman Islands, and have been asked to render this legal opinion with regard to the PRC laws, in connection with the Company’s Registration Statement on the Form F-1 including all amendments thereto (the “Registration Statement”) and related to the Company’s proposed initial public offering of American Depositary Shares (the “ADSs”), representing ordinary shares, par value US$0.00001 per share, of the Company (the “Offering”) on the Nasdaq Global Market.

In rendering this opinion, we have examined, reviewed and relied on the Registration Statement (including all amendments and supplements thereto) and copies certified or otherwise identified to our satisfaction, documents provided by PRC Group Companies, and other documents such as corporate records, Governmental Authorizations, certificates issued by the Government Agency and any other instrument that we have deemed necessary or advisable to consider (collectively, the “Documents”).

In rendering this opinion, we have assumed:

(i)All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized to execute the same, all documents submitted to us as originals are authentic, and all Documents submitted to us as certified copies conform to the originals;

(ii)The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, except as otherwise indicated in such Documents;

(iii)All facts and information stated or given in such Documents are true and correct and no material information has been withheld or omitted by the Company and the PRC Group Companies as disclosed in the Registration Statement which is relevant for the purpose of issuing this opinion. The execution and delivery of such Documents and their terms and conditions fully reflect the genuine and complete intention of all parties thereto acting in good faith;

(iv)All Government Approval Authorities mentioned in the Documents have the power, right or due authorization to approve the relevant matters on which it has delivered the approvals, permits, licenses or certificates, as the case may be. All Governmental Authorizations and other official statements or documentation are obtained from a competent Government Agency by lawful means in due course;

(v)All information provided to us by the Company and the PRC Group Companies in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and the Company and the PRC Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(vi)The laws of any jurisdiction other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents have been complied with;

(vii)All the explanations and interpretations provided by the Government officers, which duly reflect the official position of the relevant governmental authorities, and all factual statements, but not legal conclusions or statements of law, provided by the PRC Group Companies, including but not limited to the statements set forth in the Documents, are complete, true and correct;

(viii)Each of the parties to the Documents other than the PRC Group Companies is duly organized and validly exists in good standing under the laws of its jurisdiction of organization and/or incorporation; each of the parties, other than the PRC Group Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization.

Definitions of terms used in this opinion are as follows:

“Wowo China” means Beijing Wowo Tuan Information Technology Co., Ltd. and Beijing Kai Yi Shi Dai Network Technology Co., Ltd.

“Wowo WFOE” means Beijing Wowo Shijie Information Technology Co., Ltd.

“PRC Group Companies” means Wowo China, Wowo WFOE, Wuxi Yuzhong Internet Technology Co. Ltd, Jilin Wowo Tuan Information Technology Co. Ltd. and Shandong Wowo Mall Information Technology Co. Ltd .

“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations, and subordinate legislation currently in force and publicly available in the PRC as of the date hereof.

“VIE Agreements” mean the agreements described under the section “Our History and Corporate Structure” in the Registration Statement.

“Government Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court,

tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

“Governmental Authorizations” means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsements, qualifications, licenses, certificates and permits required by applicable PRC Laws that should be obtained from competent Governmental Agencies.

“CSRC” means China Securities Regulatory Commission.

“M&A Rules” mean the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange on August 8, 2006, which became effective on September 8, 2006 and was further amended on June 22, 2009.

Based on the foregoing, we are of the opinion that:

1. To the best of our knowledge after due inquiry, each of the PRC Group Companies (i) has been duly organized and is validly existing either as a wholly foreign owned enterprise or a domestic company with limited liability with full legal person status under the applicable PRC laws, (ii) has the corporate power and authority to own, lease and operate its property and to conduct its business as described in the Prospectus, and its business license is in full force and effect, except as disclosed in the Registration Statement. The registered capital of all of the PRC Group Companies except Beijing Wowo Shijie Information Technology, have been fully paid in accordance with the relevant PRC laws, government authorizations and its respective articles of association. The registered capital of Beijing Wowo Shijie Information Technology has not been fully paid but is legally permitted by the local governmental authorities that it can extend the estimated term of paying registered capital. The outstanding equity interests of each PRC Group Company is owned of record by the respective entities or individuals identified as the registered holders thereof in the Prospectus. All dividends and other distributions declared and payable upon the interests in each PRC Group Company in accordance with its articles of associations and the PRC laws may be converted into foreign currency that may be freely transferred out of the PRC subject to certain procedures.

2. Corporate Structure

The descriptions of the corporate structure of the PRC Group Companies and the VIE Agreements set forth in the “Our History and Corporate Structure” section of the Registration Statement are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects.

3. M&A Rules

Based on our understanding of current PRC Laws and the interpretations and implementations thereof as of the date hereof, CSRC’s approval is not required for the listing and trading of the Company’s ADSs on the NASDAQ Global Market in the context of this Offering, given that: (i) CSRC has not issued any definitive rule or interpretation concerning whether offerings such as the Company’s Offering are subject to the M&A Rules; and (ii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules. However, substantial uncertainties still exist as to how the M&A Rules will be interpreted and implemented and this Opinion summarized above maybe subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. Furthermore, there can be no assurance that the Government Agencies will ultimately take a view that is consistent with our opinion stated above.

4. VIE

Each of the PRC Group Companies and the shareholders of Wowo China has the legal right and full power and authority to enter into and perform its obligations under each of the VIE Agreements to which it is a party. Each of the VIE Agreements is, and all the VIE Agreements taken as a whole are, valid and legally binding to each party of such agreements under the PRC Laws, and are enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5. Statement in the Prospectus

The statements in the Registration Statement under “Prospectus Summary”, “Risk Factors”, “Regulations”, “Dividend Policy”, “Management”, “Enforcement of Civil Liabilities”, “Our History and Corporate Structure”, “Our Business”, “Related Party Transactions” and “Taxation-People’s Republic of China Taxation” to the extent such statements relate to matters of PRC Laws or summaries of legal matters of the PRC or legal conclusions in respect of PRC Laws, are true and accurate in all material respects, and no material fact has been omitted from such statements which would make the same misleading.

6. Enforceability of Civil Procedures

We have advised the Company that there is uncertainty as to whether the courts of the PRC would: i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the Securities Laws of the United States or any state in the United States; or ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have advised the Company further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a Court in the United States, and it may be inevitable to relitigate at competent Chinese Court in order to seek available remedies.

This opinion is subject to the following qualifications:

(i)This opinion is rendered on the basis of the PRC laws effective as of the date hereof. There is no assurance that any such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect and that any such changes, amendments or replacements may be made by the central or local legislative, administrative and judicial authorities of the PRC and may become effective immediately on promulgation.

(ii) This opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any view on the laws of any other jurisdictions other than the PRC.

(iii)This opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(iv)We have made no investigation of, and do not express or imply any opinion on accounting, auditing, or assets valuation either.

(v)For factual matters that are crucial but cannot be independently verified by us, we have relied on the statement and letters made by the Government Agency, the Company, any PRC Group Company or other third parties.

(vi)This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus included in the Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ B&D Law Firm

B&D Law Firm